Exhibit 99.1

Griffon Announces $50mm Share Buyback Authorization

NEW YORK, NEW YORK, March 20, 2015 – The Board of Directors of Griffon Corporation (NYSE: GFF) authorized the repurchase of an additional $50 million of Griffon’s outstanding common stock. Prior to this authorization and after giving effect to the purchase of 1,341,200 shares for a total of $20.1 million in the current quarter through and including March 19, 2015, approximately $6.5 million was available from the prior May 2014 authorization. Accordingly, Griffon now has a total of $56.5 million available for the purchase of its shares of common stock.

Since August 2011 through March 19, 2015, Griffon has repurchased 9,361,103 shares of its common stock under Board authorized plans for a total of $104.6 million, or $11.17 per share. Under the new authorization, the Company may purchase shares, depending upon market conditions, in open market or privately negotiated transactions, including pursuant to a 10b5-1 plan.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, The Ames Companies, Inc. (“Ames”) and Clopay Building Products Company, Inc. (“CBP”):

•	Ames is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

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Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
Chief Financial Officer            Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

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